Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-52252) of Johnson & Johnson of our report dated June 26, 2012 relating to the financial statements of Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 26, 2012